Dreyfus Founders Funds, Inc.
File No. 811-1018
Form N-SAR Item 77.D.

Changes in Policies with Respect to Security Investments

During the six months ended June 30, 2002, the Board of Directors of Dreyfus Founders Funds, Inc. approved changes in the investment policies of the following Funds:

Government Securities Fund

The Government Securities Fund's prospectus described the Fund's principal investment strategy, in relevant part, as follows:

      Government Securities Fund seeks current income. To pursue this goal, the Fund normally invests at least 65% of its total assets in obligations of the U.S. government. These include Treasury bills, notes, and bonds and Government National Mortgage Association (GNMA) pass-through securities, which are supported by the full faith and credit of the U.S. Treasury, as well as obligations of other agencies and instrumentalities of the U.S. government. Additionally, the Fund may invest in securities issued by foreign governments and/or their agencies. However, the Fund will not invest more than 25% of its total assets in the securities of any one foreign country.

      The maturity of the Fund's investments will be long (10 or more years), intermediate (three to 10 years), or short (three years or less). The proportion invested by the Fund in each category will vary depending upon our evaluation of market patterns and trends.

The Board approved a revision of these paragraphs to read as follows, effective May 1, 2002:

      Government Securities Fund seeks current income. To pursue this goal, the Fund normally invests at least 80% of its net assets in obligations of the U.S. government. These include Treasury bills, notes, and bonds and Government National Mortgage Association (GNMA) pass-through securities, which are supported by the full faith and credit of the U.S. Treasury, as well as obligations of other agencies and instrumentalities of the U.S. government. Additionally, the Fund may invest in securities issued by foreign governments and/or their agencies. However, the Fund will not invest more than 20% of its net assets in the securities of any one foreign country.

      The weighted average maturity of the Fund will vary depending on our evaluation of market conditions, patterns and trends. There are no limitations on the Fund's overall maturity, nor on the maturity of any individual issues in the Fund.

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International Equity Fund

The International Equity Fund's prospectus described the Fund's principal investment strategy, in relevant part, as follows:

      International Equity Fund, an international fund, seeks long-term growth of capital. To pursue this goal, the Fund normally invests at least 65% of its total assets in foreign equity securities from a minimum of three countries outside the United States, including both established and emerging economies.

The Board approved a change in the reference to "65% of its total assets" in the second sentence above to read "80% of its net assets," effective May 1, 2002.

Mid-Cap Growth Fund

The Mid-Cap Growth Fund's prospectus described the Fund's principal investment strategy, in relevant part, as follows:

      Mid-Cap Growth Fund seeks capital appreciation by emphasizing investments in equity securities of medium-size companies with favorable growth prospects. To pursue this goal, the Fund will normally invest at least 65% of its total assets in equity securities of companies within the market capitalization range of companies comprising the Standard & Poor's MidCap 400 Index.

The Board approved a change in the reference to "65% of its total assets" in the second sentence above to read "80% of its net assets," and the reference to the "Standard & Poor's MidCap 400 Index" to read "Russell Midcap Growth Index," both effective May 1, 2002.

Growth and Income Fund

The  Growth  and  Income  Fund's  prospectus   described  the  Fund's  principal
investment strategy, in relevant part, as follows:

      Growth and Income Fund seeks long-term growth of capital and income. To pursue this goal, the Fund primarily invests in common stocks of large, well-established, stable and mature companies of great financial strength. These companies generally have long records of profitability and dividend payments and a reputation for high-quality management, products, and services.

The Board approved deletion of the word "stable" from the description of the companies in which the Fund seeks to invest, effective May 1, 2002.

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All Equity Funds

The prospectuses for the Balanced, Discovery, Growth, Growth and Income, International Equity, Mid-Cap Growth, Passport and Worldwide Growth Funds stated that the Funds may invest "without limit" in American Depository Receipts and American Depository Shares (collectively, "ADRs"). The Board approved deletion of this policy permitting all of these Funds to invest in ADRs "without limit", and approved classifying ADRs as foreign securities for purposes of applying the Funds' investment policies and restrictions, effective May 1, 2002.




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